Exhibit 99.1

OXiGENE Announces Sale of $15 Million of Common Stock

WALTHAM, Mass.—(BUSINESS WIRE)—March 4, 2005—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN) today announced that the Company will receive gross proceeds of $15 million from the sale of 3,336,117 shares of its common stock, pursuant to OXiGENE’s effective shelf registration statement filed in October 2003. The shares are being sold to certain institutional investors at $4.50 per share. Legg Mason Wood Walker, Incorporated served as lead placement agent for the offering, with Lazard Frères & Co. LLC serving as co-placement agent. The sale is expected to close later today.

“We plan to use these proceeds to accelerate the development of our current product candidates in oncology and ophthalmology,” said OXiGENE President and Chief Executive Officer Fred Driscoll. “In oncology, we are focused on receiving regulatory clearance in 2005 to enter into two later-stage, randomized clinical trials with CA4P, our most advanced product candidate, in combination with other currently available therapies. In ophthalmology, our goal this year is to enroll a majority of patients in our CA4P Phase II study in myopic macular degeneration and be poised to move forward in the clinic aggressively in 2006 to address this debilitating disease.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About OXiGENE

OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.

Safe Harbor Statement

This news release about OXiGENE’s shelf takedown contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the amount of net proceeds to OXiGENE as a result of the offering; the expected closing date of the transaction; and the intended use of proceeds raised through the sale of the Common Stock. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

Contact:

OXiGENE Inc.

James Murphy

Vice President and CFO

(781) 547-5900

jmurphy@oxigene.com

OR

MacDougall BioCommunications

Chris Erdman

Vice President

(508) 647-0209

chris@macbiocom.com